 Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3D of American Realty Capital Daily Net Asset Value Trust, Inc. of our report dated March 31, 2015 relating to the consolidated financial statements appearing in the Annual Report on Form 10-K of American Realty Capital Daily Net Asset Value Trust, Inc. for the year ended December 31, 2014, and to the reference to us under the caption “Experts”.

 /s/ Crowe Horwath LLP

New York, New York

April 29, 2015